Exhibit 10.28
Approved on February 25, 2015

VMware, Inc.
February 25, 2015
Change in Control Retention Plan
The Company considers it essential to the best interests of its stockholders to attract senior-level executives and to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”), recognizes that from time to time the possibility of a Change in Control may exist and that such possibility, and the uncertainty such circumstances can raise among members of management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of such potentially disruptive circumstances. In order to induce the Company officers and other key personnel described on Schedule A, which list may be amended from time to time (each, a “Participant”), to remain in the employ of the Company and in consideration of a Participant’s further services to the Company, the Company agrees that effective as of the date on which a Participant signs the attached Schedule B (“Consent to Accept Plan Benefits”), such Participant will receive the severance benefits from the Company set forth in this Change in Control Retention Plan (“CIC Plan”) in the event any such Participant Separates from Service with the Company or a subsidiary of the Company who is the Participant’s direct employer (the Company and any such employing subsidiary, “VMware”) in connection with a Change in Control of the Company under the circumstances described below.
The Compensation and Corporate Governance Committee of the Board (the “Committee”) is responsible for selecting and designating eligible individuals employed by VMware as Participants.
It is a condition for eligibility to receive benefits under this CIC Plan that each Participant waive any and all severance benefits conditioned on a Change in Control to which he or she might otherwise have been entitled under any prior agreement, arrangement or policy should the Participant Separate from Service to VMware (as each term is defined below), and this CIC Plan supersedes and replaces in all respects any rights a Participant had to such benefits other than as set forth herein.
1.Term of CIC Plan. This CIC Plan continues in effect with respect to a Participant until the earliest of (i) any termination of such Participant’s employment that occurs outside of the Change in Control Period; (ii) any termination of such Participant’s employment that occurs during the Change in Control Period that is not an Involuntary Termination; (iii) the Company’s satisfaction of all of its obligations to the Participant under this CIC Plan; (iv) the execution of a written agreement between the Company and the Participant terminating his or her rights under this CIC Plan; (v) immediately following the end of the Change in Control Period if such Participant has not experienced an Involuntary Termination; or (vi) the Release Deadline Date (as defined in Section 3(c) below) if the Release described in Section 3 has not then become effective with respect to the Participant.
2.    Definitions. As used in this CIC Plan:
(a)    “Base Salary” means the highest annualized base salary rate that a Participant was paid by the Company at any point during the Protected Period.
(b)    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(c)    “Cause” for termination of a Participant’s employment during the Protected Period will exist in the event of any one or more of the following:
(i)    willful and continued failure by the Participant to perform substantially the duties and responsibilities of his or her employment position with the Company after a written demand for substantial

Exhibit 10.28
Approved on February 25, 2015

performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed such duties or responsibilities, provided that the following will not constitute Cause: (A) the Participant’s incapacity due to physical or mental illness; (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Participant for Good Reason; or (C) the Company’s active or passive obstruction of the performance of the Participant’s duties and responsibilities;
(ii)    the conviction of the Participant by a court of competent jurisdiction for felony criminal misconduct; or
(iii)    the willful engaging by the Participant in fraud or dishonesty, which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise, including but not limited to an act constituting misappropriation or embezzlement of property.
No act or failure to act on the Participant’s part will be deemed “willful” for purposes of this Cause definition unless committed or omitted by the Participant in bad faith and without reasonable belief that his or her act or failure to act was in, or not opposed to, the best interests of the Company. In order to terminate a Participant for Cause during the Protected Period, the Company is required to deliver a Notice of Termination to the Participant in accordance with the procedure set forth in Section 7 below.
Solely for the avoidance of doubt, during the Protected Period, this definition of “Cause” with respect to termination of employment of the Participant will supersede any and all similar definitions of termination for Cause set forth in agreements between the Participant and the Company and any Plans in which the Participant participates.
(d)    “Change in Control” of the Company means and includes any of the following occurrences:

(i)    Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes a Beneficial Owner in connection with subsection (ii) below. For the avoidance of doubt, any change in the Persons who are the direct or indirect Beneficial Owners of the securities of EMC will not be deemed to constitute a change in the direct or indirect Beneficial Owners of the Company for purposes of this subsection (i);
(ii)    There is consummated a merger or consolidation of the Company with any other corporation or similar entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger of consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities;
(iii)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than, following a “355 Distribution” (as defined below), a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

Exhibit 10.28
Approved on February 25, 2015

(iv)    The individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or
(v)    EMC becomes the Beneficial Owner of 90% or more of each class of the Company’s then-outstanding capital stock through a transaction or series of transactions, including without limitation, a tender for shares or otherwise, and regardless of whether the transaction or series of transactions has been fully consummated at such time.
Any other provision of this definition notwithstanding, the term Change in Control will not be deemed to have occurred with respect to a Participant for purposes of this CIC Plan by virtue of: (I) any transaction that results in such Participant, or a group of Persons in which such Participant has a substantial interest, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, or (II) EMC’s distribution or transfer of the Company’s shares in a transaction intended to qualify as a tax-free distribution or transfer under Code Section 355 (“355 Distribution”).
(e)    “Change in Control Period” means the period beginning on the effective date of a Change in Control and ending on the first anniversary of such effective date. With respect to Participants who experience a Good Reason to resign prior to or on the first anniversary of such effective date, the Change in Control Period will be extended to end on the last date that such Participant is still eligible to resign for Good Reason in accordance with the procedure set forth in Section 7(b) below.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Company” means VMware, Inc., a Delaware corporation, and any successor as provided in Section 10 below.
(h)    “Disability” means that, at the time a Participant Separates from Service, he or she has been unable to perform the duties of his or her position for a period of 180 consecutive days as the result of the Participant’s incapacity due to physical or mental illness. Any question as to the existence of the Participant’s Disability upon which the Participant and the Company cannot agree will be determined by a qualified independent physician who will have been jointly selected by (i) a physician selected by the Participant (or, if the Participant is unable to make such selection, by any adult member of the Participant’s immediate family), and (ii) a physician selected by the Company. The determination of such physician made in writing to the Company and to the Participant will be final and conclusive for all purposes of this CIC Plan, absent fraud.
Solely for the avoidance of doubt, during the Protected Period, this definition of “Disability” with respect to termination of employment of the Participant will supersede any and all similar definitions of termination for Disability set forth in agreements between the Participant and the Company under the Company’s equity plans.
(i)    “EMC” means EMC Corporation, a Massachusetts corporation.
(j)     “Good Reason” for a Participant to resign his or her employment means that one or more of the following has occurred during the Protected Period without Participant’s express written consent:
(i)    any materially adverse alteration in the Participant’s role or to the nature or status of the Participant’s responsibilities relative to his or her role or responsibilities, provided that neither a mere change in title nor in the fact that the Participant no longer holds following a Change in Control the same position in a public company as he or she held before the transaction will alone constitute Good Reason, except that, with respect to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, no longer holding the position of Chief Executive Officer, Chief Financial Officer or General Counsel, respectively, in a public company following a Change in Control will itself be a materially adverse alteration in the Participant’s responsibility, role and status constituting Good Reason;

Exhibit 10.28
Approved on February 25, 2015

(ii)    a material diminution by the Company in the Participant’s base salary, or a material diminution by the Company in the Participant’s target level of annual incentive bonus relative to his or her highest base salary and highest target level of annual incentive bonus, respectively, or, if applicable a material diminution by the Company in the Participant’s On-Target Earnings, during the Protected Period;
(iii)    relocation of the Participant’s principal place of employment to a location more than 50 miles from his or her principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations that the Participant undertook on behalf of the Company prior to the Change in Control;
(iv)    any purported termination of the Participant’s employment by the Company during the Change in Control Period that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(q) below; or
(v)    a material breach of the Company’s obligations under this CIC Plan (including without limitation the failure of the Company to obtain the assumption of this CIC Plan pursuant to Section 10).
The Participant’s right to terminate the Participant’s employment for Good Reason will not be affected by the Participant’s incapacity due to physical or mental illness. In order for a Participant to invoke a termination due to Good Reason in a manner that would entitle him or her to benefits under Section 3 below, the Participant must provide a Notice of Termination to the Company and Separate from Service in accordance with the procedure set forth in Section 7(b) below.
(k)    “Historic Bonus Percentage” means, with respect to each Participant, the Participant’s highest target bonus percentage applicable during the Protected Period.
(l)    “Historic Bonus Target” means a Participant’s Historic Bonus Percentage multiplied by his or her Base Salary.
(m)    “Incumbent Board” means the members of the Board as of the date this CIC Plan is finally approved by the Board or Committee, as the case may be. Notwithstanding the preceding sentence, any individual who becomes a member of the Board after such effective date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such member were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(n)    “Insurance Premiums” means 150% of the amount of the aggregate monthly insurance premium payments necessary to procure coverage for Participant and Participant’s covered dependents of health and dental insurance benefits substantially similar to those provided to the Participant and Participant’s covered dependents under the Company’s Plans immediately prior to the Termination Date. To the extent that health or dental insurance continuation coverage is made available to Participant and Participant’s covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the monthly amount of the insurance premium payments necessary to procure such coverage for Participant and Participant’s covered dependents will equal the monthly cost required to obtain such COBRA continuation coverage for the first month following the Termination Date under the health and dental insurance programs in which Participant and Participant’s covered dependents were participating on the Termination Date.
(o)    “Involuntary Termination” of a Participant’s employment with the Company will occur only upon a Separation from Service due to termination of Participant’s employment by the Company without Cause or resignation by Participant due to Good Reason. A termination of employment as a result of the Participant’s death or Disability is not considered an Involuntary Termination.

Exhibit 10.28
Approved on February 25, 2015

(p)    “Key Employee” means an employee who is determined by the Company to be a “specified employee” in accordance with Section 409A of the Code.
(q)    “Notice of Termination” means a notice that indicates whether a proposed termination is, if provided by the Company, (A) for Cause or (B) without Cause; and if provided by the Participant, (C) for Good Reason. Additionally, Notice of Termination refers to a notice that indicates whether a proposed termination is due to Disability, which notice may be provided by the Company or the Participant.
(r)    “On-Target Earnings” means, with respect to a Participant compensated via the Company’s on-target earnings or other sales commission-based programs, the Participant’s highest annualized compensation rate for on-target performance during the Protected Period.
(s)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding (i) the Company or EMC, any of their respective subsidiaries or any employee benefit plan sponsored or maintained by the Company, EMC or any of their respective subsidiaries (including any trustee or other fiduciary of any such plan), (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, provided, however, that the exclusion from this definition of EMC, its subsidiaries or employee benefits plans sponsored by EMC, as set forth in subclause (i), will no longer apply and will not be reinstated once EMC is no longer the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.
(t)    “Plan” means any compensation plan such as an incentive plan, or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation or vacation plan or policy or any other plan, program or policy of the Company or its subsidiaries intended to benefit employees.
(u)    “Potential Change in Control” means the occurrence of any one of the following: (i) the Company or EMC, as applicable, enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) the Company, EMC or any Person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; (iii) an event that constitutes a Change in Control; or (iv) the Board adopts a resolution that for purposes of this CIC Plan a Potential Change in Control has occurred.
(v)     “Protected Period” means the period commencing upon the earlier of an event constituting (i) a Potential Change in Control, or (ii) a Change in Control, and concluding upon the earlier of (A) termination of the CIC Plan with respect to a Participant as set forth in Section 1 above, or (B) termination of the agreement or event that triggered a Potential Change in Control prior to consummation of the Change in Control contemplated by such agreement or event.
(w)    “Section 409A” means Code Section 409A together with final regulations promulgated thereunder and any other written interpretive guidance issued by the Department of Treasury or the Internal Revenue Service.
(x)     “Separation from Service” or “Separates from Service” means a termination of employment with the Company that the Company determines is a “separation from service” in accordance with Section 409A of the Code.
(y)    “Termination Date” means the date of Participant’s Separation from Service with the Company due to an Involuntary Termination.
3.    Compensation Upon Involuntary Termination In Connection with a Change in Control. Subject to Sections 4, 5 and 6 below, if a Participant (a) experiences an Involuntary Termination during the Change in Control Period, or (b) experiences a Good Reason to resign during the Protected Period and resigns for Good Reason during the Change in Control Period following the procedures prescribed in Section 7(b), then subject to his or her signing

Exhibit 10.28
Approved on February 25, 2015

and not revoking a separation agreement and general release of all claims he or she may have against VMware and its officers, directors, agents and affiliates arising out of or relating to his or her employment with VMware and the termination of his or her employment with VMware (the “Release”) in a form reasonably satisfactory to the Company, which form will include a customary nonsolicit provision:
(a)    The Participant will be entitled to receive a lump sum severance payment in cash consisting of:
(i)    the applicable multiple determined in accordance with Schedule A times the sum of (i) his or her Base Salary plus (ii) the Participant’s Historic Bonus Target, or, if a Participant is compensated via the Company’s on-target earnings or other sales commission-based programs, the applicable multiple of such Participant’s On-Target Earnings;
(ii)    the aggregate amount of Insurance Premiums determined in accordance with Schedule A
The foregoing severance payment (the “Severance Payment”) is composed of two parts:  (i) the amount to which the Participant would otherwise be entitled under a Plan with respect to cash severance payments in the absence of this CIC Plan, assuming the conditions resulting in the entitlement to such payments in such Plan have occurred (the “Base Severance Payment”), and the additional amount, if any, provided above (the “Enhanced Severance Payment”).  The amount of the Enhanced Severance Payment will be reduced by the amount of the Base Severance Payment, if any, so that the total of cash severance payments will not exceed the sum of the amounts calculated pursuant to subsections (i) and (ii) above of this Section 3(a). All Severance Payments are payable in lump sum, except as provided in the following sentence.  If, with respect to a Participant, the Base Severance Payment, if any, is not exempt from the definition of “nonqualified deferred compensation” under Section 409A, then such Base Severance Payment will be payable in the form provided under the applicable Plan and the Enhanced Severance Payment, if any, will be payable in lump sum.  Notwithstanding the foregoing, the Participant’s receipt of benefits under this subsection (a) is subject to subsection (c) and to Sections 5 and 6 below.
(b)    The Participant will be entitled to the following treatment of his or her Equity Awards:
(iv)    All outstanding unvested Company stock options, and stock appreciation rights (collectively, the “Option Rights”), restricted stock, performance shares, restricted stock units, performance stock units and other equity-based awards held by the Participant as of the Termination Date (collectively, the “Equity Awards”) (including any Equity Awards assumed by the Company in connection with its acquisition of another entity) will immediately be 100% vested and, to the extent subject to an exercise feature, exercisable) as of the Termination Date. The Participant will be entitled to exercise any Option Rights until the expiration of 90 days following the Payment Date (or until such later date as may be applicable under the terms of the award agreement governing the Option Right upon termination of employment), subject to the maximum full term of the Option Right. To the extent an Equity Award is subject to a Section 409A payment restriction, vesting of such Equity Award will be accelerated as specified above but settlement shall be made in accordance with the terms of the applicable Plan and the requirements of Section 409A; and
(v)    With respect to any performance-based Equity Award whose vesting is accelerated pursuant to subsection (i) above, it is the intent of this Section 3 that the vesting of such award be accelerated so that the Participant becomes vested in connection with his or her Involuntary Termination in the number of shares subject to the award in which he or she would have been vested had the target level of performance specified under the original terms of the award been achieved (and to the extent any time-based vesting provisions apply in addition to the performance vesting conditions, as if the Participant satisfied all such time-based vesting provisions).
(vi)    Notwithstanding anything to the contrary above,
(x) in no event will performance-based Equity Awards (other than Option Rights) intended to qualify as performance-based compensation for purposes of Code Section 162(m) with respect to which the performance has not already been fixed be accelerated under this subsection 3(b) in the event of a Change in Control covered by Section 2(d)(v), and

Exhibit 10.28
Approved on February 25, 2015

(y) to the extent that the Board or Committee has provided or will provide for different treatment of performance-based Equity Awards in the event of Change in Control, such different treatment set forth in the grant agreements governing such performance-based awards will supersede the terms of this CIC Plan with respect to the effect of a Change in Control on such awards; provided, however, that during the Protected Period, the definitions of Cause, Change in Control, Disability, Good Reason, Involuntary Termination, Separation from Service and Termination Date set forth in this CIC Plan will supersede the definition of such term or similar terms set forth in any such grant agreements to the extent permitted in accordance with Section 409A.
(c)    Subject to Section 6 below, all payments and benefits under subsection (a) above and the effective date of any acceleration of vesting under subsection (b) above as to any Equity Awards held by the Participant will be made, commence or will become effective on the 30th day following the Termination Date or on the next business day if such 30th day is not a business day, with such date referred to as the “Payment Date”; provided, however, that if Participant’s Involuntary Termination occurs in a manner that requires a release consideration period of more than 21 days under applicable statutes and regulations, then the Payment Date will be the 55th day following the Termination Date or on the next business day if such 55th day is not a business day. The Company will provide the Release to the Participant no later than five business days following the Participant’s Termination Date. A Participant will not be entitled to any payment or acceleration under subsection (a) or (b) above if the Participant’s Release has not become effective as of the third business day preceding the Payment Date (the “Release Deadline Date”) or the Participant revokes the Release. If the amounts of all such payments cannot be finally determined on or before the Payment Date, the Company will pay to the Participant on the Payment Date an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Participant is clearly entitled and will pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) on the 30th day after the Payment Date (also subject to Section 6). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess will constitute a loan by the Company to the Participant, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate.
(d)    The Company will have no obligation hereunder to make any payment or offer any benefits to a Participant under this Section 3 if he or she Separates from Service under any circumstances outside the Change in Control Period, or under any circumstances that do not constitute an Involuntary Termination, whenever occurring.
4.    Merger or Consolidation. Subject to any required action by the stockholders, in the event of a dissolution, liquidation, merger or consolidation in which the Company is not the surviving corporation or in which a majority of the outstanding shares are converted into securities of another corporation or are exchanged for other consideration, the Company will either (a) arrange for any entity succeeding to the business and assets of the Company to assume such awards of Participants or issue to the Participants replacement awards (which, in the case of ISOs, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such entity’s equity, which will to the extent possible preserve the value of the outstanding awards or (b) will make the outstanding awards of Participants fully exercisable or cause all of the applicable restrictions to which outstanding awards are subject to lapse, in each case, on a basis that gives the holder of the award a reasonable opportunity, as determined by the Committee, following the exercise of the award or the issuance of shares of Common Stock, as the case may be, to participate as a stockholder in any such dissolution, liquidation, merger or consolidation, and the award will terminate upon consummation of any such transaction. The existence of the CIC Plan will not prevent any such transaction and no Participant will have any right except as herein expressly set forth. Notwithstanding the foregoing provisions of this Section 4, awards subject to and intended to satisfy the requirements of Section 409A of the Code will be construed and administered consistent with such intent.
5.    Parachute Payments. In the event that any payment or benefit received or to be received by a Participant in connection with his or her Involuntary Termination (collectively, the “Severance Parachute Payments”) would (a) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (b) but for this Section 5, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments will be either:

Exhibit 10.28
Approved on February 25, 2015

(vi)    delivered in full, or
(vii)    delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 will be made in writing in good faith by a “Big Four” national accounting firm selected by the Company (the “Accountants”). If a reduction in the payments or benefits is required under this Section 5, and if none of the payments or benefits is subject to Code Section 409A, then the reduction will occur in the manner a Participant elects in writing prior to the date of payment; provided however that if the manner elected by the Participant pursuant to this sentence could in the opinion of the Company result in any of the payments or benefits becoming subject to Code Section 409A, then the following sentence will instead apply. If any payment or benefit is subject to Code Section 409A or a Participant fails to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting on any Option Rights for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the cash payments provided for under Section 3(a); and (iii) cancellation of acceleration of vesting of Equity Awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards, that is, later Equity Awards will be canceled before earlier equity awards. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. Any good faith determination of the Accountants made hereunder will be final, binding and conclusive upon the Company and the Participant. The Company and the Participant must furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated.
6.    Section 409A. To the fullest extent applicable, amounts and other benefits payable under this CIC Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A. To the extent that any amount or benefit provided under this CIC Plan is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this CIC Plan is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits so as to avoid the application of Section 409A(a)(1) to any amount or benefit provided for in this CIC Plan. To the extent possible, this CIC Plan will be interpreted and administered in a manner consistent with the foregoing statement of intent. For purposes of Section 409A and to the extent applicable, each payment and benefit under Sections 3(a), 3(b) and Section 4 is designated as a separate payment. If the Company determines that a Participant is a Key Employee at the time of the Participant’s Involuntary Termination, then (i) to the extent such payments or benefits are subject to Section 409A, (ii) to the extent necessary to avoid any portion of such payments and benefits being subject to Code Section 409A(a)(1), and (iii) notwithstanding anything to the contrary in Section 3(c) above, such amounts and benefits provided for will be paid, commence or be distributed, as applicable, in lump sum on or as of the first business day of the seventh month after a Participant’s Involuntary Termination. Notwithstanding anything to the contrary in Section 3(c) above, if distribution as required under Section 3(c) or Section 4 of shares or other property with respect to Equity Awards the vesting of which has been accelerated under Section 3(b)(ii) or Section 4 would subject such awards to adverse tax consequences under Section 409A, then the shares or property will be distributed only at the time(s) and according to the schedule on which such distributions were scheduled to be made under the original terms of the award agreement(s) governing the Equity Awards. To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Section 409A, the amount of any in-kind benefits provided during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Any required reimbursement of an amount under the CIC Plan will be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. Any right to reimbursement or to in-kind benefits is not subject to liquidation or exchange for another benefit.

Exhibit 10.28
Approved on February 25, 2015

7.    Termination of Employment. During the Protected Period, any termination of the Participant’s employment (other than by reason of death) will be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 7, and no purported termination by the Company effected other than pursuant to a Notice of Termination satisfying the requirements of this Section 7 will be effective.
(a)    Termination by the Company. If the Company terminates the Participant’s employment for Cause, without Cause or due to Disability, the Company will provide a Notice of Termination that specifies the specific termination provision in this CIC Plan relied upon and set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board). The resolutions must include a finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in the definition of Cause in Section 2(c) of this CIC Plan, and must specify the particulars thereof in detail. The Notice of Termination must provide the Participant 30 days to remedy the event or condition giving rise to Cause (if such event or condition is capable of remedy) in order to terminate his or her employment for Cause.
(b)    Resignation of Participant. If the Participant resigns from his or her employment with the Company for Good Reason or due to Disability, the Participant will provide a Notice of Termination that specifies the specific termination provision in this CIC Plan relied upon and set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. In the case of a resignation due to Disability, the Notice of Termination may be provided by a person authorized to act on Participant’s behalf. Further, in the case of a termination for Good Reason, the following steps must be followed in order to entitle Participant to benefits under Section 3 above:
(i)    The Participant must provide a Notice of Termination to the senior officer of the Company’s Human Resources group of his or her intention to terminate due to an event or condition set forth in the definition of Good Reason set forth in Section 2(j) of this CIC Plan that specifies the particulars thereof in detail. The Participant must provide the Notice of Termination within 90 days of the initial occurrence or existence of such event or condition and provide the Company with 30 days from receipt of the notice to remedy the event or condition;
(ii)    The Company must fail to effect such remedy within the 30-day cure period; and
(iii)    The effective date of the resignation must occur within 90 days after the end of the 30-day cure period.
In order for a Participant’s resignation to be deemed to be for Good Reason pursuant to this CIC Plan, the initial occurrence or existence of the event or condition constituting Good Reason must take place during the Protected Period and the Participant’s Termination Date must occur during the Change in Control Period.
(c)    Disputes Concerning Termination
(i)    If within 10 days after any Notice of Termination is given, or, if later, prior to the Termination Date, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date will be extended until the earlier of (i) the date on which the Change in Control Period ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date will be extended by a notice of dispute given by the Participant only if such notice is given in good faith and the Participant pursues the resolution of such dispute with reasonable diligence.

Exhibit 10.28
Approved on February 25, 2015

(ii)    If the Termination Date is extended in accordance with subsection (i) above, the Company will continue to pay the Participant the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Participant as a participant in all Plans in which the Participant was participating when the notice giving rise to the dispute was given, until the Termination Date, as determined in accordance with subsection (i) above. Amounts paid under this Section 7(c) are in addition to all other amounts due under this CIC Plan and will not be offset against or reduce any other amounts due under this CIC Plan
8.    No Mitigation. No Participant will be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor will the amount of such payment be reduced by reason of compensation or other income a Participant receives for services rendered after his or her Involuntary Termination from the Company.
9.    Exclusive Remedy. In the event of a Participant’s Involuntary Termination during a Change in Control Period, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Participant or the Company may otherwise be entitled (including any contrary provisions in any employment agreement between the Participant and VMware), whether at law, tort or contract, in equity, or under this CIC Plan.
10.    Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this CIC Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, the “Company” includes any successor to its business or assets as aforesaid that executes and delivers this CIC Plan or that otherwise becomes bound by all the terms and provisions of this CIC Plan by operation of contract or law.
11.    Notice. All notices, deliveries and other communications provided for in this CIC Plan must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required email copy, receipt of which need not be acknowledged) to the parties at the addresses listed after their signature. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of email, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the business day that receipt by the addressee is confirmed pursuant to the service’s systems. The Company and any Participant may update this address for notice by giving the other party written notice of the new address.
If notice is given to the Company or the Board:
VMware, Inc.
3401 Hillview Ave.
Palo Alto, CA 94304
Attn: General Counsel, email: GeneralCounsel@vmware.com
If notice is given to the Participant:
To the Participant’s home address on file with the Company, with a copy to Participant’s home email address on file with the Company.
12.    CIC Plan Modification and Termination. Except as set forth below, no provision of this CIC Plan may be modified or terminated, unless as to a Participant such modification or termination is agreed to in writing and signed by such affected Participant and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors. The consent requirement of the preceding sentence will not apply to the extent that (a) amendments provide additional benefits to Participants or are required so that the CIC

Exhibit 10.28
Approved on February 25, 2015

Plan complies with applicable law (including Section 409A) or (b) the amendment or termination is not effective until one year after it is communicated to all affected Participants and the amendment or termination is not adopted during a Protected Period. Notwithstanding anything to the contrary, no amendment will be made if it would result in a delay or acceleration in payment, receipt of benefits or distribution of shares that causes Code Section 409A(a)(1) to apply to payments or benefits hereunder.
13.    Detrimental Activity. During the Protected Period, the “detrimental activity” provisions in the Company’s equity and incentive plans will no longer apply to any award issued to the Participant under such plans, provided, however, that such “detrimental activity” provisions will once more become effective if, and at such time that, the Protected Period terminates.
14.    Entire Agreement. This CIC Plan represents the entire agreement between each Participant and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this CIC Plan have been or will be made by either party except to the extent they are expressly set forth herein. No future agreement between a Participant and the Company may supersede this CIC Plan as it applies to the Participant, unless it is in writing and specifically makes reference to this CIC Plan. Nothing in this CIC Plan is intended to change any benefits to which a Participant is entitled under any written agreement with the Company in the event the Participant’s employment is terminated under circumstances other than a Separation from Service in connection with a Change in Control.
15.    Participant’s Successors. Benefits and rights provided under this CIC Plan will inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this CIC Plan to the Participant’s devisee, legatee, or other designee or, if there be no such designees, to his or her estate.
16.    Funding. This CIC Plan will be unfunded. Any payment made under the CIC Plan will be made from the Company’s general assets.
17.    Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this CIC Plan by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
18.    Headings. All captions and section headings used in this CIC Plan are for convenient reference only and do not form a part of this CIC Plan.
19.    Validity. The invalidity or unenforceability of any provision of this CIC Plan will not affect the validity or enforceability of any other provisions of this CIC Plan, which will remain in full force and effect.
20.    Withholding. All payments made pursuant to this CIC Plan will be subject to withholding of applicable income and employment taxes, and each Participant is responsible for all taxes of any nature whatsoever that are required by law to be paid in connection with the benefits offered hereunder.
21.    Applicable Law. This CIC Plan will be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).
22.    Settlement of Disputes. In the event of a dispute between the Participant and the Company for benefits under this CIC Plan, Participant will provide notice of the dispute to the Board in writing with a written claim for benefits that the Participant believes to be due. The Board will determine the disposition of such disputed claim. Any denial by the Board of a claim for benefits under the CIC Plan will be delivered to the Participant in writing and will set forth the specific reasons for the denial and the specific provisions of this CIC Plan relied upon. The Board will afford a reasonable opportunity to the Participant for a review of the decision denying a claim and will further allow the Participant to appeal to the Board a decision within 60 days after notifications by the Board

Exhibit 10.28
Approved on February 25, 2015

that the Participant’s claim has been denied. Any further dispute or controversy arising under or in connection with this CIC Plan will be settled exclusively by arbitration in San Jose, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company will pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to the termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this CIC Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 162(m) of the Code to any payment or benefit provided hereunder. Such payments will be made within 15 business days after delivery of the Participant’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Participant’s reimbursement rights described in this Section 22 will remain in effect for the life of the Participant, provided, however, that, in order for the Participant to be entitled to reimbursement hereunder, the Participant must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.
23.    Notwithstanding any provision of this CIC Plan to the contrary, the Participant will be entitled to seek specific performance of his or her right to be paid until the Involuntary Termination date during the pendency of any dispute or controversy arising under or in connection with this CIC Plan.